Exhibit 23

             CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Prospectuses constituting part of the Registration Statement on Form S-3 (Registration No. 33-34316) of DPL Inc., with respect to its Automatic Dividend Reinvestment and Stock Purchase Plan, and to DPL Inc.'s Registration Statement on Form S-4 (Registration No. 33-2551), with respect to The Dayton Power and Light Company's Employees' Stock Plan, of our report dated January 20, 1999, appearing on page 27 of the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report on the Financial Statement Schedule, which appears on page II-3 of this Form 10-K.


/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Dayton, Ohio
March 30, 1999